Exhibit 99.13


                             HEADWATERS INCORPORATED

                         COMPENSATION COMMITTEE CHARTER

                                  March 9, 2005

         This Charter governs the operation of the Compensation Committee of the Board of Directors of Headwaters Incorporated (the "Corporation").

Composition
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         The Compensation Committee shall be comprised of two (2) or more individuals selected by the Board of Directors from among its own members. The members of the Compensation Committee shall be elected each year by the Board of Directors, shall be comprised of "independent" directors as defined by the listing standards of the New York Stock Exchange ("NYSE"), and shall serve until such time as they resign or their successors are duly elected and qualified by the Board of Directors. Unless a chairperson for the Compensation Committee is designated by election of the Board of Directors, the members of the Compensation Committee may elect, by their own majority vote, a chairperson.

Statement of Policy
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         The Compensation Committee shall provide assistance to the Board of
Directors in overseeing compensation policies and practices of the Corporation. Compensation shall be understood to include all cash, benefits, and equity paid, in whatever form, to an employee, officer, or director of the Corporation.

         The criteria used by the Committee to evaluate compensation policies and practices shall include but not be limited to (1) value added during a compensation period, (2) level of responsibility, (3) appropriate incentives,
(4) industry comparables, (5) principles of fairness and balance, and (6) general principles of sound business practice.

Annual Performance Evaluation
-----------------------------

The Compensation Committee shall perform an annual self-evaluation of the performance of the Compensation Committee.

Responsibilities and Processes
------------------------------

         The following shall be the principal recurring responsibilities and processes of the Compensation Committee. The responsibilities and processes are set forth as a guide with the understanding that the Compensation Committee may alter or supplement them as appropriate.

         1. Review and approve the compensation levels and policies for the members of the Board of Directors of the Corporation.

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         2. Review and approve the corporate goals and objectives with respect to compensation for the chief executive officer ("CEO"). Evaluate the chief executive officer's performance in light of corporate goals and objectives and, based upon these evaluations, determine and approve the CEO's compensation, including salary, bonus, incentive, and equity compensation. In determining the long-term incentive component of the CEO's compensation, the Compensation Committee should consider the Corporation's performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Corporation's CEO in past years.

         3. Make recommendations to the Board of Directors with respect to non-CEO executive officer compensation, and incentive-compensation and equity-based plans that are subject to Board of Director approval, including salary, bonus, incentive, and equity compensation.

         4. Produce a Compensation Committee report on executive officer compensation as required by the Securities Exchange Commission (the "SEC") to be included in the Corporation's annual proxy statement or annual report on Form 10-K filed with the SEC.

         5. Review and approve the compensation guidelines or practices for the Company's employees and the criteria by which bonuses to the Company's employees are determined.

         6. Administer the Corporation's stock incentive plans, authorize grants under such plans, and recommend changes in such plans to the Board of Directors, as needed. Changes may include recommendations to amend such plans or change the number of shares reserved for issuance thereunder.

         7. The Compensation Committee shall perform such other activities and functions related to the compensation policies and practices of the Corporation as may be assigned from time to time by the Board of Directors.

         8. In performing any of its duties and responsibilities, the Committee may retain compensation consultants, experts, or advisors, as needed, and may consult with the Corporation's internal or outside legal counsel. Further, the Committee may and shall have the authority to retain independent legal counsel and to approve such counsel's fees and other terms of retention.

         9. Compensation Committee members shall be chosen based on their competence and ability to add substance to the deliberations of the Compensation Committee.

         10. The Compensation Committee may delegate its duties and responsibilities to a subcommittee consisting of one or more members of the Compensation Committee, or to senior officers of the Corporation. Any delegation may be made only to the extent permitted by the NYSE rules, Securities and Exchange Commission rules and applicable law. The Compensation Committee may

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not, however, delegate any of its duties and responsibilities with regard to (i)
compensation arrangements, including salary and short term and long term incentive awards, with respect to the CEO and any Section 16 Officer, or (ii) the Corporation's annual proxy statement.

Reports and Meetings
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         1. The Compensation Committee shall prepare or cause the preparation of a report as required by the Securities and Exchange Commission to be included in the Corporation's annual proxy statement or annual report.

         2. The Committee shall maintain minutes of its meetings and regularly report its activities to the Board of Directors of Directors.

         3. The Committee shall submit any recommendations for changes to the Compensation Committee Charter to the full Board of Directors for approval.

Reliance on Information Provided
--------------------------------

         In adopting this Compensation Committee Charter, the Board of Directors acknowledges that the Compensation Committee members may not be legal experts and are not providing any expert or special assurance as to the Corporation's legal compliance. Each member of the Compensation Committee shall be entitled to rely on the accuracy and completeness of the compensation information and other information provided by persons and organizations within and outside the Corporation, absent actual knowledge to the contrary.

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